Exhibit 99.1

ACRE REALTY INVESTORS INC.

ANNOUNCES COMPLETION OF NYSE MKT STOCK EXCHANGE

CONTINUED LISTING COMPLIANCE PLAN

NEW YORK, NY – ACRE Realty Investors Inc. (NYSE/MKT:AIII) (formerly known as Roberts Realty Investors, Inc.) announces that the Company has completed the actions necessary to satisfy the requirements under the Company’s previously announced listing compliance plan approved by the NYSE MKT stock exchange (the “Exchange”). Consequently, the Company believes it has cured this specific instance of non-compliance.

As previously disclosed, on November 20, 2014, the Company received a notice from the Exchange advising the Company that it was not in compliance with Sections 134 and 1101 of the Exchange’s Company Guide (the “Company Guide”) due to the Company’s failure to timely file with the SEC its quarterly report on Form 10-Q for the quarter ended September 30, 2014 (the “Form 10-Q”). In addition, the Exchange asserted in the notice that the Company’s failure to file the Form 10-Q in a timely manner is a material violation of its listing agreement with the Exchange. Under the Exchange’s rules, the Company had until December 5, 2014 to submit a plan advising the Exchange of proposed actions that would bring the Company back into compliance with Sections 134 and 1101 of the Company Guide by no later than February 18, 2015. The Company submitted such a plan to the Exchange on December 5, 2014 (the “Plan”), and the Exchange approved the Plan on December 31, 2014.

Under the Plan, the Company was required to file with the SEC on or before February 18, 2015, (i) its Quarterly Report on Form 10-Q for the third quarter of 2014 and (ii) amendments to its Annual Report on Form 10-K for the 2013 fiscal year and amendments to its Quarterly Reports on Form 10-Q for the first and second quarters of 2014 containing restated financial statements to reflect the fact that the Company did not qualify as a real estate investment trust, or REIT, under the Internal Revenue Code during the periods presented. The Company has now completed such filings and believes it has cured this specific instance of non-compliance.

Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements relate to our intent, belief, or expectations regarding the satisfaction of our required actions under the listing compliance plan as approved by the NYSE MKT Stock Exchange. For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. For more information about other risks and uncertainties we face, please see the sections entitled “Risk Factors” in our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q, and the Proxy Statement filed with the SEC on December 23, 2014.

Additional information about the Company, including links to SEC filings, are available on the Company’s website at www.acrerealtyinvestors.com. In addition, you may contact the Company at 212-878-3504.

Source: ACRE Realty Investors Inc.